As filed with the Securities and Exchange Commission on August 24, 2006

Registration No. 333-129919

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CS Financing Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	6162	20-3345780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

45 San Clemente, Suite B210
Corte Madera, California 94925
(415) 927-7302
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)

Timothy R. Redpath
Chief Executive Officer
45 San Clemente Drive, Suite B210
Corte Madera, California 94925
(415) 927-7302
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:
Todd A. Duckson, Esq.
Hinshaw & Culbertson LLP
3100 Campbell Mithun Tower
222 South Ninth Street
Minneapolis, Minnesota 55402
(612) 334-2632

Approximate date of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
Title of	Maximum	Maximum	Amount of
Securities to be	Amount to Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Unit	Offering Price	Fee (1)
Five Year Notes — Series A	4,000	100%	$100,000,000	$11,771

(1)             Calculated in accordance with Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated July 20, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

CS FINANCING CORPORATION

$100,000,000 Five Year Notes — Series A

We are offering up to $100,000,000 in aggregate principal amount of our Five Year Notes — Series A (“5 Year Notes”) on a continuous basis. A minimum initial investment of $25,000 is required. An investment in the 5 Year Notes is speculative and the 5 Year Notes should only be purchased by investors who can afford to lose their entire investment.

We will issue the 5 Year Notes in denominations of at least $25,000, subject to the initial minimum investment requirement of $25,000. The 5 Year Notes shall mature five years from the date of issuance. The 5 Year Notes shall bear interest at a fixed rate (calculated based upon a 360-day year) of ten percent (10%). We will pay interest on a 5 Year Note monthly; the first interest payment commencing thirty (30) days from issuance.

We are offering the 5 Year Notes through our executive officers without an underwriter and on a continuous basis. We do not have to sell any minimum amount of 5 Year Notes to accept and use the proceeds of this offering. We cannot estimate what portion, if any, of the 5 Year Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. You will not be entitled to the return of your investment. The 5 Year Notes are not listed on any securities exchange and there is no public trading market for the 5 Year Notes. We have the right to reject any subscription, in whole or in part, for any reason.

We may at our option redeem the 5 Year Notes after two years and upon at least 30 days written notice to you.

A substantial portion of the proceeds from the sale of the 5 Year Notes, at least initially, will be lent to Hennessey Financial, LLC (“Hennessey”). Hennessey is an affiliate of the Company and its officers and directors.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the 5 Year Notes. These 5 Year Notes are our general unsecured obligations and are subordinated in right of payment to all our future senior debt. Payment of the 5 Year Notes is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any governmental or private insurance fund, or any other entity. We will not contribute funds to a separate account such as a sinking fund to use to repay the 5 Year Notes.

See “Risk Factors” for certain factors you should consider before buying the 5 Year Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Other Offering Expenses	Underwriting Commission	Proceeds to Company

Per 5 Year Note	100%	.25%	0%	99.75%
Total	$100,000,000	$250,000	$0	$99,750,000	(1)

(1)        We will receive all of the net proceeds from the sale of the 5 Year Notes, which, if we sell all of the 5 Year Notes covered by this prospectus, we estimate will total approximately $99,750,000 after expenses. Does not include possible commissions payable to any future underwriter or selling agent which may be retained by the Company.

The date of this prospectus is                     , 2006.

i

ii

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell 5 Year Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the 5 Year Notes.

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all the information that may be important to you. You should carefully read this prospectus, any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” for information about us. In this prospectus, references to “we,” “us” and “our” refer to CS Financing Corporation.

Our Company

We were incorporated in the State of Delaware on August 19, 2005 to engage in mezzanine real estate lending and investing. Our principal office is located at 45 San Clemente Drive, Suite B210, Corte Madera, California 94925. Our telephone number is (415) 927-7302. Information about us can be found at www.csfinco.com. The information contained on this website is not part of this prospectus.

We primarily intend to make, purchase and service mezzanine loans and finance, or invest in, companies making such mezzanine real estate loans. Mezzanine real estate loans straddle the middle ring of the capital structure of a real estate development project. Mezzanine loans are subordinate to the senior debt financing (usually a first mortgage lender) but ahead of the equity partners in the event of a default. Although we may eventually enter into financing transactions with other parties, we initially intend to lend exclusively to Hennessey. Hennessey is a mezzanine real estate lender that has been in business since 1999. Hennessey has a track record through December 31, 2005 evidencing a total return on its mezzanine real estate loan portfolio of approximately 20%. Our loan to Hennessey will carry a blended interest rate of approximately 15.5%.

The Offering

Securities Offered

We are offering up to $100,000,000 in aggregate principal amount of our 5 Year Notes. The 5 Year Notes are governed by an indenture between us and U.S. Bank National Association, as trustee. The 5 Year Notes do not have the benefit of a sinking fund. See “Description of 5 Year Notes.”

Denominations	Increments of at least $5,000

Minimum Investment	A minimum initial investment of $25,000 is required.

Form of Investment	Investments in 5 Year Notes may be made by check or wire.

Interest Rate	Fixed interest rate, calculated using 360-day year, of 10% per annum

Payment of Interest	Interest is payable monthly commencing 30 days from your purchase of the 5 Year Note.

5 Year Maturity	5 Year Notes shall maturity 5 years from the date of your purchase.

Redemption by Us	We may redeem the 5 Year Note after two years and upon 30 days written notice to you for a price equal to principal plus interest accrued to the date of redemption.

Redemption by You/Investor	You will not be able to redeem the 5 Year Notes prior to the 5 year maturity date.

Subordination

5 Year Notes are subordinated, in all rights to payment and in all other respects, to all of our debt, except debt that by its terms expressly provides that such debt is not senior in right to payment of the 5 Year Notes. Senior Debt, as hereinafter defined, includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, the Senior Debt would all be paid first before any payment would be made on the 5 Year Notes. Any intercompany debt that may be owed by us to any affiliate or subsidiary shall not be considered Senior Debt.

Event of Default

Under the indenture, an event of default is generally defined as a default in the payment of principal and interest on the 5 Year Notes which is not cured for 30 days, our becoming subject to certain events of bankruptcy or insolvency, or our failure to comply with provisions of the 5 Year Notes or the indenture which failure is not cured or waived within 60 days after receipt of a specific notice.

Transfer Restrictions	Transfer of a 5 Year Note is effective only upon the receipt of valid transfer instructions by the registrar from the 5 Year Note holder of record.

Trustee	U.S. Bank National Association, a national banking association.

Use of Proceeds

If all the 5 Year Notes offered by this prospectus are sold we expect to receive approximately $99,750,000 in net proceeds after deducting all costs and expenses associated with this offering. We intend to use substantially all of the cash proceeds from this offering to make mezzanine real estate loans, finance mezzanine real estate lending companies, invest in mezzanine real estate lending companies and provide working capital.

Risk Factors	See “Risk Factors” and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the 5 Year Notes.

Summary Financial Data

The following table summarizes certain financial data of our business. You should read this summary together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. Our summary balance sheet data, as of March 31, 2006 (unaudited) and summary statement data of operations, for the period ended March 31, 2006, have been derived from our unaudited financial statements and related notes included in this prospectus. The summary balance sheet data, as of December 31, 2005 and the summary of operations data, for the periods ended December 31, 2005, have been derived from our audited financial statements that are included in this prospectus.

	Period from August 19, 2005 (inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 19, 2005 (inception) to March 31, 2006
	(Audited)	(Unaudited)	(Unaudited)
Statements of operations data:
Net interest income	$0	$0	$0

Operating expenses	27,462	30,537	57,999

Net operating (loss)	(27,462)	(30,537)	(57,999)

Loss before income taxes	(27,462)	(30,537)	(57,999)

Net (loss)	(27,462)	(30,537)	(57,999)

Basic and diluted net loss per common stock	(.35)	(.39)	(.74)

	December 31, 2005	March 31, 2006
	(Audited)	(Unaudited)
Selected Balance sheet data for period ended:
Cash and cash equivalents	$0	$0
Finance receivables	0	0
Other Receivables	0	0
Prepaid insurance	78,750	56,250
Debt Placement Costs	116,771	141,171
Loan Origination Costs	20,000	20,000
Liabilities	165,247	193,284

Stockholder’s equity	50,274	24,737

RISK FACTORS

Our operations and your investment in the 5 Year Notes are subject to a number of risks. Management has described below all risks that it believes are material to your investment. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the 5 Year Notes. If any of the following risks actually occur, our business, financial condition or operating results and our ability to repay the 5 Year Notes could be materially adversely affected.

We have no operating history for you to evaluate and determine if we have the ability to generate sufficient cash flow to repay the 5 Year Notes.

We are a development-stage company. We have yet to commence operations. We have no prior operating history from which to evaluate our success, or our likelihood of success in operating our business, generating any revenues or achieving profitability. To date, we have generated no revenue and are proposing to enter a highly competitive business. Our business model may not be successful and we may never attain profitability. We anticipate that we will incur losses in the near future.

If we are unable to pay any of our creditors, we may have to liquidate our assets for less than fair market value which would substantially reduce our ability to repay the 5 Year Notes.

In addition to the 5 Year Notes we issue pursuant to this prospectus, we may borrow money from other parties to raise cash for our operations. If we are unable to repay any such indebtedness when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our loan receivables and other assets at a discounted price or we might be forced to cease our operations and you could lose some or all of your investment.

An increase in market interest rates may result in a reduction in our liquidity and profitability and impair our ability to repay the 5 Year Notes.

Interest rates are currently at or near historic lows. Sustained, significant increases in interest rates could unfavorably impact our liquidity and profitability by reducing the interest rate spread between the rate of interest we receive on loans and interest rates we must pay under our 5 Year Notes and any bank debt we incur. Any reduction in our liquidity and profitability would diminish our ability to pay principal and interest on the 5 Year Notes.

Our 5 Year Notes are not insured or guaranteed by any third party and repayment is dependent on our ability to generate sufficient cash flow.

Our 5 Year Notes are not insured or guaranteed by the FDIC, any governmental agency or any other public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal and interest on the 5 Year Notes. If these sources are inadequate, you could lose your entire investment.

Payment on the 5 Year Notes is subordinate to the payment of all outstanding senior debt, and the indenture does not limit the amount of senior debt we may incur.

The 5 Year Notes are subordinate and junior to any and all senior debt. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we or our subsidiaries may incur. Upon the maturity of any senior debt, by lapse of time, acceleration or otherwise, the holders of any senior debt may have first right to receive payment in full prior to any payments being made to you as a 5 Year Note holder. Therefore, you would only be repaid if funds remain after the repayment of any senior debt.

Our operations are not subject to regulatory requirements designed to protect investors and an investment in the 5 Year Notes will not enjoy the same regulatory protection received by investors in other regulated businesses.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks and thrift institutions and are not subject to periodic compliance examinations by federal banking regulators. Therefore, an investment in our 5 Year Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on your investment is completely dependent upon our successful operation of our business. To the extent that we do not successfully operate our business, our ability to repay the principal and interest on the 5 Year Notes will be impaired.

The Indenture does not contain covenants to protect your investment in the 5 Year Notes.

The 5 Year Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our financial condition or results of operations. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt or to pay dividends or any financial covenants (such as a fixed charge coverage or minimum net worth covenants) to help ensure our ability to repay the principal and interest on the 5 Year Notes. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

We are subject to many laws and governmental regulations, and any changes in these laws or regulations, or if we do not comply with these laws and regulations, may materially adversely affect our financial condition and business operations.

Our operations may be subject to regulation by federal authorities and state banking, finance, consumer protection and insurance authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions on our operations which, among other things, require that we obtain and maintain certain licenses and qualifications, and limit the interest rates, fees and other charges we may impose in our finance business. Although we believe we are in compliance in all material respects with applicable laws, rules and regulations, any change in such laws, or in the interpretations thereof, will make our compliance with such laws more difficult or expensive or otherwise adversely affect our financial condition and ability to repay the 5 Year Notes.

The 5 Year Notes are risky and speculative investments and if you cannot afford to lose your entire investment, you shouldn’t invest.

You should be aware that the 5 Year Notes are risky and speculative investments suitable only for investors of adequate financial means. If you cannot afford to lose your entire investment, you should not invest in the 5 Year Notes. If we accept an investment, and we have the right to reject any potential investor, you should not assume that the 5 Year Notes are a suitable and appropriate investment for you.

Our lack of a significant line of credit could affect our liquidity and ability to repay the 5 Year Notes.

We are operating without a significant line of credit. We are currently seeking a line of credit as an additional source of short-term financing. If we fail to obtain a line of credit, we will be more dependent on the proceeds from the 5 Year Notes for our continued liquidity. If the sale of the 5 Year Notes is significantly curtailed for any reason or we fail to obtain a line of credit, our ability to meet our obligations, including our obligations with respect to the 5 Year Notes offered hereby and federal income taxes, could be materially and adversely affected.

There is no sinking fund to ensure repayment of the 5 Year Notes and repayment is dependent on our ability to generate sufficient cash at maturity.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the 5 Year Notes. Because funds are not set aside periodically for the repayment of the 5 Year Notes, you must rely on our cash flow from operations and other sources of financing for repayment, such as funds from the sale of the 5 Year Notes and credit facilities, if any. To the extent cash flow from operations and other sources are not sufficient to repay the 5 Year Notes, you may lose all or a part of your investment.

If we cannot collect all our finance receivables, our will our ability to repay the 5 Year Notes will be impaired.

Our liquidity is dependent on, among other things, the collection of our receivables or the redemption of our equity investments. We will continually monitor the delinquency status of our receivables and promptly institute collection activities on delinquent accounts but these efforts may ultimately prove unsuccessful. Collections of our receivables are also likely to be affected by economic conditions in the real estate market. Furthermore, since we may not perfect our security interest in collateral for loans, we may not be able to recover the full amount of outstanding receivables by resorting to the sale of collateral or receipt of insurance proceeds. Any failure by us, for any reason, to collect nearly all our finance receivables will substantially impair our ability to repay the 5 Year Notes.

Additional competition may decrease our liquidity and profitability, which would adversely affect our ability to repay the 5 Year Notes.

We compete for business with a number of large national companies and banks that have substantially greater resources, lower cost of funds, and a more established market presence than we have. If these companies increase their marketing efforts to include our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates or fees could have an adverse impact on our liquidity and profitability and our ability to repay the 5 Year Notes.

If we redeem the 5 Year Notes, you may not be able to reinvest the proceeds at comparable rates.

We may, at our option, redeem at any time the 5 Year Notes upon at least 30 days written notice. In the event we redeem your 5 Year Note, you would have the risk of reinvesting the proceeds at the then-current market rates which may be higher or lower.

We may not sell enough 5 Year Notes to successfully pursue our business model, which would result in our not being able to repay the 5 Year Notes.

We are offering the 5 Year Notes through our executive officers without an underwriter. While we intend to sell up to $100,000,000 in principal amount of 5 Year Notes, there is no minimum amount of proceeds that must be received from the sale of 5 Year Notes in order to accept proceeds from 5 Year Notes actually sold. If we do not sell an adequate amount of 5 Year Notes, we will be unable to successfully pursue our business model and our ability to repay the 5 Year Notes will be impaired.

Conflicts of interest may reduce our profitability and ability to repay the 5 Year Notes.

Timothy R. Redpath and Michael W. Bozora control a majority of the outstanding membership interests of Capital Solutions Associates, LLC which is the general partner of Capital Solutions Management, LP, which owns all of the outstanding shares of our voting capital stock. Accordingly, Messrs. Redpath and Bozora will be able to exercise significant control over our affairs, including, without limitation, the election of officers and directors, operational decisions and decisions regarding the 5 Year Notes. In addition, there are no contractual or regulatory limits on the amounts we can pay to Messrs. Redpath and Bozora or other affiliates. Mr. Redpath is the Company’s Chief Executive Officer, Treasurer and Secretary and Mr. Bozora is the Company’s President. See “Potential Conflicts of Interest.”

Payment of  interest and principal on the 5 Year Notes will be dependent on Hennessey’s credit decisions, solvency and willingness to do business with us.

Notwithstanding that we may pursue our investment objective by lending money to numerous parties, we intend to initially lend exclusively to Hennessey or its affiliates. See “Investment Strategy; Track Record of Hennessey” and “Investment Strategy; Hennessey Loan.” Accordingly, we will be dependent upon Hennessey with respect to the investment and reinvestment of its assets and to service the transactions that underlie their mezzanine real estate financing. As a result, our success will depend on the abilities of Hennessey to initiate eligible financing transactions and service the same. In addition, if Hennessey procures alternative financing for its transactions, we may be unable to achieve our investment objectives. The bankruptcy of Hennessey, the failure of Hennessey to service its mezzanine real estate loans, the cessation of loan originations by Hennessey or the inability of Hennessey to initiate sufficient transactions to fully use all our assets would have a negative impact on our returns.

A bankruptcy by Hennessey could have an adverse impact on the timing and amounts of payments made with respect to our loan to Hennessey. In addition, creditors of Hennessey or a trustee in a bankruptcy proceeding could attempt to consolidate the assets and liabilities of Hennessey and claim our collateral is part of the bankruptcy estate. In such case, we could experience significant delays in payment of principal or interest on the 5 Year Notes.

Our dependence on a small number of parties will make our investment portfolio susceptible to high levels of default resulting in special risk to our investors.

Our investment strategy is to make mezzanine real estate loans and invest in companies making mezzanine real estate loans. The eligibility requirements for our investment portfolio do not limit the percentage of our assets that are invested in mezzanine real loans or investments with a single party. Accordingly, our investment portfolio may ultimately be dependent upon the credit of a small number of parties and most of the parties may be affiliated with Hennessey. If Hennessey, or its affiliates, were to become insolvent or were for any reason to default on a loan, such event would have a greater impact on us than would be the case if our eligibility requirements included limits on credit concentration. A default by Hennessey would have a material adverse effect on our performance and cause us to suffer substantial losses.

Our borrowers credit enhancements may lapse or be insufficient to collateralize interest payments on the 5 Year Notes.

We may require Hennessey to purchase and pledge to us irrevocable letters of credit that equal 5% of the unamortized principal balance of any loan made by us to Hennessey. The irrevocable letters of credit are intended to act as additional collateral to ensure that Hennessey makes its interest payments to us. However, we do not intend to require Hennessey to purchase and pledge to us irrevocable letters of credit that exactly match the maturity of each loan made to Hennessey. Rather, Hennessey will be required to renew any irrevocable letters of credit as they approach expiration. Thus, there is a risk that any irrevocable letters of credit may have expiration dates that are different from the maturity dates of loans to Hennessey. Were Hennessey to default on paying interest on its loan to us, and Hennessey was unable to renew the irrevocable letters of credit, it is possible that the aggregate amount of the irrevocable letters of credit would be insufficient to cover the accrued interest on the loan to Hennessey. If Hennessey does not pay us, we may not be able to pay interest on the 5 Year Notes.

A default by our borrower would increase the risk that we may not generate sufficient cash to repay the 5 Year Notes.

If Hennessey were to default on our loan, we would bear the risk on the underlying mezzanine real estate transaction that was pledged to us as collateral. If the ultimate borrower in the mezzanine real estate transaction fails to perform its obligations for any reason, we may suffer a loss that impacts our ability to repay the 5 Year Notes.

Failure to perfect our security interest will increase the risk that we may suffer a loss and be unable to repay all or a portion of the 5 Year Notes.

Mortgages and/or financing statements will be filed by Hennessey in connection with each transaction pledged as collateral to us for our loan to Hennessey. In addition to other collateral items, we intend to take such instruments as our collateral for our loan to Hennessey. In the event a mortgage or financing statement is not filed with respect to a transaction or if a security interest in the assets transferred or pledged is not perfected under local real estate law or the Uniform Commercial Code, our interest in such assets would be unperfected and subject to the rights of other creditors. In addition, we will not have a priority lien or mortgage on the assets or real estate collateral, and to protect our collateral position, may have to pay off other senior lien holders. As a result, it is possible that another creditor could file a mortgage or financing statement covering the assets subject to our interest despite Hennessey’s (or its borrowers) representation as to the absence or priority of other liens. In such event, the other creditor could have priority over us with respect to such assets and we may incur a loss that impacts our ability to repay the 5 Year Notes.

Lack of insurance will increase the risk that we may suffer a loss and be unable to repay all or a portion of the 5 Year Notes.

In certain circumstances where the cost is prohibitive, we may not require Hennessey to provide us with title insurance covering any real estate, or interest in real estate, securing our loan to them or with property and casualty insurance insuring our collateral against damage. To the extent a dispute over title develops, or our collateral is damaged, and Hennessey does not have sufficient funds to replace or restore the collateral, we may incur a loss that impacts our ability to repay the 5 Year Notes.

Absence of a market for our investments will increase the risk that we may not generate sufficient cash at maturity to pay the 5 Year Notes.

Our investments are not expected to be publicly registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. As a result, we will have difficulty selling our investments unless they are registered under applicable Federal and state securities laws, or unless an exemption from such registration requirements is available. In addition, there is currently no established secondary market for our investments and there is no assurance that an established secondary market for such investments will develop or be sufficiently liquid to permit the resale of  our investments. For these reasons and others, our investments will be illiquid. Consequently, disposition of such investments may be difficult or require a lengthy time period.

If we default under the 5 Year Notes or the Indenture, the trustee will be paid all amounts owed the trustee before any payments are made to holders of 5 Year Notes.

Under the terms of the Indenture, the trustee is granted a lien on the property which serves as collateral for the 5 Year Notes. The trustee’s lien is superior to that securing the 5 Year Notes and secures the payment to the trustee of the amounts due to it under the terms of Indenture, including any amounts we owe to the trustee pursuant to indemnification provisions within the Indenture. In the case of a default, the trustee’s lien will entitle it to be paid any sums owed the trustee before you receive any payments.

Our lack of assets will increase the risk that we may not be able to make interest payments on the 5 Year Notes.

Other than assets purchased with the proceeds from the sale of 5 Year Notes, we do not have any other assets or capital reserves from which to make interest payments on the 5 Year Notes. A default by Hennessey, or one of our other borrowers, will substantially impair our ability to repay the 5 Year Notes.

The loss of key personnel will impair our ability to generate sufficient investment income to repay the 5 Year Notes.

We will rely on key personnel in both our company and Hennessey for advice on underwriting and originating mezzanine real estate financing transactions. Our key personnel would include both Messrs. Redpath and Bozora and Hennessey’s key personnel would include Messrs. Essen and Gardner. If such key personnel were unable to perform their duties due to death, disability, termination of employment or other causes, it would be difficult for us to make credit decisions and originate investments until new personnel were identified and retained. No key man life insurance policies have been procured.

Foreclosure by a priority lien holder may result in the loss of our investment and impair our ability to repay the 5 Year Notes.

Most of our investments (i.e. loans to Hennessey) will be secured by a subordinate position in real estate collateral but are subject to default.

Our investments will be generally secured by financing statements, assignments of mortgages or deeds of trusts on buildings and/or property. However, our investments will be subordinated to other senior and priority secured lenders that have financed the majority of the underlying transaction. If the real estate owner defaults, the senior secured lenders will foreclose on the collateral. If the market value of the collateral falls to an amount which would only provide full repayment to the senior secured lender, Hennessey will incur a loss and we may lose some of investment if Hennessey is unable to pay us from other assets. In addition, to protect our collateral in the event a senior secured lender forecloses on real estate where we have a subordinated mortgage, we will have to redeem the senior secured lender’s position. We, or Hennessey, may not have assets, or access to assets, sufficient for such redemption.

A decline in the real estate development and construction markets will impair our ability to make investments.

The business of developing and selling commercial and residential real estate properties is subject to a number of risks. The real estate development and construction industry is cyclical and is affected by consumer confidence levels, prevailing economic conditions and interest rates. A variety of factors affect the demand for new real estate construction and development, including, without limitation, economic cycles, competitive pressures, the availability and cost of labor and materials, changes in costs associated with real estate ownership, changes in consumer preferences, demographic trends and the availability of mortgage financing. Because the borrowers on the underlying real estate transactions engage in commercial and residential real estate development and construction, we are directly and materially affected by the same risks inherent to the commercial and residential real estate development and construction industries. Any reduction in the cash flows, income of or financial condition of commercial and residential real estate development and construction companies by reason of any of the aforementioned factors or others may significantly impair their ability to pay Hennessey or us, which would increase the possibility that delinquencies would occur and that we could incur losses and 5 Year Note holders lose some or all of their investment.

A decline in real estate value will impair the collateral for our investments thereby increasing the likelihood that we would suffer a loss and be unable to repay all or a portion of the 5 Year Notes upon liquidation of the collateral.

Declining real estate values will increase the probability of a loss in the event of a default on the underlying real estate transaction. As a result, the value of the real estate or other collateral securing our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount and accrued interest on our loans. If the primary and third party borrowers were to default, and the collateral was insufficient, we would suffer a loss and a 5 Year Note holder may lose some or all of his investment.

Insolvency by Hennessey’s affiliates may result in our incurring substantial losses which would impair our ability to repay all or a portion of the 5 Year Notes.

A significant portion of Hennessey’s current lending business is conducted with affiliated entities and it is anticipated that we will accept real estate transactions as collateral where the obligors are affiliates of Hennessey. The insolvency of any affiliated entity, or their principals, would substantially impair Hennessey’s ability to provide us additional collateral or perform on our loans to them. If Hennessey defaults on its loan to us, we may be unable to repay the 5 Year Notes.

If Hennessey terminates its relationship with us, we may be unable to find enough investments to generate a return sufficient to repay the 5 Year Notes.

Hennessey is under no obligation to do business with us. If Hennessey does not accept our financing, we may have difficulty in making suitable investments that produce a return sufficient to pay the debt service on the 5 Year Notes.

Our focus on credit-impaired borrowers will make our investment portfolio susceptible to high levels of default resulting in risk to our investors.

We may lend money to, or accept loans as collateral from borrowers that are either unable or unwilling to obtain financing from traditional sources, such as commercial banks. Loans made to such individuals or entities may entail a high risk of delinquency and loss. Higher than anticipated delinquencies, foreclosures or losses may result in our inability to pay the interest or principal on the 5 Year Notes.

The impact of certain environmental laws and regulations may result in the collateral for our investments losing value and our inability to repay all or a portion of the 5 Year Notes.

Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws. These laws pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator of such real property may be liable to a governmental entity or third parties for property damage, personal injury, and investigation and cleanup costs relating to the contaminated property. It is possible that environmental contamination of land taken by us as collateral would not be discovered until after the loan was made. In addition to federal or state regulations, lenders, owners or former owners of a contaminated site may be subject to state, local and common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Any loss in collateral value may result in our inability to repay the 5 Year Notes.

Our practice of deferring principal payments on land development loans until the senior lender has been paid off may result in losing some of the value of our collateral and our inability to repay all or a portion of the 5 Year Notes.

We anticipate deferring principal payment on land development loans until after the senior lender has been paid off. Rather than receive small payments on each lot sale, we will be deferring these payments so the loans have a larger principal balance earning interest and less senior debt ahead of our loans. Once the senior lender has been paid off, we would then receive accelerated repayments and ultimately receive full repayment on the loan before the borrower can withdraw any significant profits. However, by deferring principal payments to the end of a project, we may significantly increase our risk. At the end of a project, most of the collateral will have already been sold and the proceeds used to repay the senior lender. That means there is less collateral available to secure our loan.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of federal securities law. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, the “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section of this prospectus. If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

USE OF PROCEEDS

If we sell all of the 5 Year Notes offered by this prospectus, we estimate that the net proceeds will be approximately $99,750,000 after deduction of estimated offering expenses of $250,000. We will pay all of the expenses related to this offering. This amount does not include potential commissions payable to any future underwriter or selling agent retained by us.

These cash proceeds will be received in varying amounts from time to time as 5 Year Notes are sold. We expect to use the net cash proceeds from the sale of the 5 Year Notes to make mezzanine real estate loans, finance other mezzanine real estate lending companies (such as Hennessey), invest in other mezzanine real estate lending companies, and for working capital and other general corporate purposes.  Net cash proceeds up to $65,000,000 may be loaned to Hennessey.

There is no minimum number or amount of 5 Year Notes that we must sell to receive and use the proceeds from the sale of 5 Year Notes. If we do not sell enough 5 Year Notes, we will be unable to purchase investments in sufficient quantities to attain a yield large enough to pay interest on the 5 Year Notes.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Period from August 19, 2005 (inception) to December 31, 2005	Three Months Ended March 31, 2006 (Unaudited)
Loss before income taxes	$(27,462)	$(30,537)
Total fixed charges	$—	$—

Ratio of earnings to fixed charges	—	—

(-)               The ratio of earnings to fixed charges cannot be calculated due to a loss for all periods presented and the registrant does not have any fixed charges at this time as defined under Item 503(d) of S-K.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus. The selected balance sheet data, as of December 31, 2005, and the selected statements of operations data, for the periods ended December 31, 2005, have been derived from our audited financial statements and related notes included in this prospectus.  The selected balance sheet data, as of March 31, 2006, and the selected statements of operations data, for the period ended March 31, 2006, have been derived from our unaudited financial statements and related notes included in this prospectus. Any loss in collateral value may result in our inability to repay the 5 Year Notes.

	Period from August 19, 2005 (inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 19, 2005 (inception) to March 31, 2006
	(Audited)	(Unaudited)	(Unaudited)
Statements of operations data:
Net interest income	$0	$0	$0
Stock based compensation	0	5,000	5,000
Insurance	11,250	22,500	33,750
Professional Fees	2,500	500	3,000
Other	13,712	2,537	16,249

Operating expenses	27,462	30,537	57,999

Net operating profit (loss)	(27,462)	(30,537)	(57,999)

Income (loss) before income taxes	(27,462)	(30,537)	(57,999)

Net income (loss)	(27,462)	(30,537)	(57,999)
Basic and diluted net loss per common stock	(.35)	(.39)	(.74)

	December 31, 2005	March 31, 2006
	(Audited)	(Unaudited)
Selected Balance sheet data for period ended
Cash and cash equivalents	$0	$0
Finance receivables	0	0
Other Receivables	0	0
Prepaid insurance	78,750	56,250
Debt Placement Costs	116,771	141,171
Loan Origination Costs	20,000	20,000
Due to Parent	101,048	152,784
Note Payable	64,199	40,500
Liabilities	165,247	193,284

Stockholder’s equity	50,274	24,737

BUSINESS

Overview

We will finance mezzanine real estate transactions either by financing the transaction directly or by financing another mezzanine real estate lending company such as Hennessey. Ultimately, the transactions we finance will be for companies engaged in construction, land development and real estate investments primarily in Minneapolis or St. Paul, Minnesota. However, we will also consider financing transactions where the borrowers operate in other cities in Minnesota, Wisconsin, Indiana, Kansas and Florida.

Initially, Hennessey’s borrowers will primarily be affiliated companies of Hennessey. These affiliated companies are:  Heritage Development, Inc. (real estate developer), Argus, LLC (construction), Omni Investment Properties, LLC (develops apartments and other real estate investment properties) and Assured Financial, LLC, (construction financing).

Lending Activity

Our mezzanine real estate lending will primarily finance four types of activities:  residential construction, commercial construction development, investment property and land development. The term of the underlying loans will generally range from six to thirty-six months.

i.                                          Residential Construction. Where appropriate, we will provide construction loans to finance residential construction focusing on builder/borrowers providing loans with wide appeal, generally limiting exposure to homes valued above the median home price for the builder’s area. Typically, a builder’s construction loan is repaid with the proceeds from the sale of the home to the ultimate homeowner, with interest accruing and compounding to the closing date. Some of the homes will be “pre-sold” (i.e., the ultimate homeowner has signed a purchase agreement to purchase the home from the builder upon completion of construction). Many of the homes, however, will not have a pre-determined ownership status. In these instances, we, either directly or via Hennessey, will provide mezzanine financing for model and “spec” homes for builders meeting appropriate lending criteria and standards. Because of the relatively conservative senior financing of approximately 75% loan-to-value, a subordinate position on this type of financing, in our opinion, will be well secured. As such, this is an area where we will occasionally consider lending to credit impaired or sub-prime borrowers. We expect such lending to be limited to transactions where our collateral position is well secured and the collateral value clearly established.

ii.                                       Commercial Construction Development. We will provide qualified borrowers with mezzanine financing to augment the builder’s equity or down payment. This financing will primarily remain in a subordinate position for all collateral involved, with the builder’s contribution subordinate to our financing. Loan-to-value positions will vary from project to project. Key statistics used in the determination of the allowable loan-to-value of these transactions will include the strength of borrower, building size and intended use, pre-leasing success, anticipated debt service coverage ratios and the cash position involved. An additional component of this financing will be the ability to fund or support the equity position through the initial lease-up of new construction projects.

iii.                                    Investment Property. We will also provide mezzanine financing for many types of real estate investments. Typical transactions included in this classification would be office and industrial properties (both owner-occupied and market derived), apartment properties and retail properties of both single and multiple usages. The ability to provide mezzanine financing to augment the owner’s cash or equity position will greatly enhance the ability to obtain primary financing at favorable, more competitive rates. This classification will also encompass many instances where the obligor requires a bridge loan between construction and stabilized occupancy. One key byproduct of using mezzanine financing on the development of investment property is that with a subordinate position securing the financing from a range of 65% to 95% loan-to-value (with the primary lender being in first position up to 65%), the obligor will be able to secure a blended cost of funds at a favorable rate.

iv.                                   Land Development. Land development financing is a unique and specialized lending process that warrants more detailed discussion to understand our attraction to these types of transactions. See “Land Developer’s Project Life Cycle” and “Financing a Land Development Project” for a discussion that summarizes the activities that a developer undertakes to develop land, including an example of a typical land development project.

Land Developer’s Project Life Cycle

In the experience of our management team and Hennessey, it takes an average of three years from the time a land developer selects and purchases property for development until the sale of all the lots in that development. Multi-phase projects can take longer to completely develop and sell-out, but such projects mitigate risk by controlling the amount of debt incurred and the number of subdivided real estate parcels being brought into a particular market at any one time.

Developers seek to minimize risks by purchasing an option on the land subject to conditions related to appropriate approvals and engineering studies, that if not acceptable, give the developer the right to rescind the purchase. Cancellation of a project, however, is not a common occurrence due to the developer’s pre-purchase investigation of the land and the developer’s analysis of the likelihood of regulatory approval. If all necessary approvals are granted, the developer then exercises its option to actually purchase the land and begin construction. If the necessary approvals are not granted, or if problems arise during the pre-construction phase, the developer may abandon the project with only its earnest money and pre-construction costs at risk, thereby suffering only minimal loss.

Financing a Land Development Project

We intend to finance transactions related to land development projects after the necessary approvals are granted and after the engineering studies are completed. We do not intend to finance land speculation. For example, a developer will gain control of a tract of land by signing a binding option agreement with a landowner. A relatively small amount of the developer’s earnest money is at stake to secure this option — typically $10,000 to $100,000. If a developer receives all necessary approvals and decides to proceed with a development project it will then purchase the land and begin construction. It is at this point that we will provide mezzanine-financing. A senior lender, such as a bank, will provide the bulk of a project’s financing — usually 70% to 80% of the total cost needed to purchase the land and sub-divide it. Our financing, and collateral, will be subordinate to the senior lender but ahead of the developer’s equity and capital.

As the developer progresses through the construction phase, it will sign sales agreements with builders who will purchase the developed lots when they are complete. Once builders begin to purchase the lots the loan repayment process starts. Senior lenders usually mandate a loan repayment schedule that accelerates their full pay off. For example, a senior lender that has provided 70% of a project’s funding may have its entire principal and interest paid back when the development project has been 60% sold out. As each lot is sold, both the senior lender and the mezzanine lender must release their collateral interest in that specific lot. The proceeds from the sale of each lot are used primarily to pay back the lenders with a minor portion, if any, going to the developer.

We anticipate, as does Hennessey, deferring principal payment on such loans until after the senior lender has been paid off. Rather than receive small payments on each lot sale, we will be deferring these payments so the loans have a larger principal balance earning interest and less senior debt ahead of our loans. Once the senior lender has been paid off, we would then receive accelerated repayments and ultimately receive full repayment on the loan before the developer can withdraw any significant profits. However, by deferring principal payments to the end of a project, we may significantly increase our risk. At the end of a project, most of the collateral will have already been sold and the proceeds used to repay the senior lender. That means there is less collateral available to secure our loan but, at the same time, the collateral that remains should have less encumbrances.

Hennessey Loan Terms and Provisions

Our loan to Hennessey will generally carry a blended interest rate of 15.5%, including loan fees, and have a term shorter than 60 months. It will be secured by assignment of mortgages and loan documents on the real estate being developed, improved or purchased or with the ownership of a special purpose entity holding such assets. If Hennessey’s borrower is purchasing real estate on a contract for deed or has obtained mortgage financing from another lending source, that source must approve any position secured by us and we will occupy a junior or subordinated security position. When our collateral is secured by a mortgage on real estate, Hennessey’s borrowers’ own equity funds will be subordinated to our loan. Unless we determine that the cost of prohibitive, Hennessey will be required to purchase a mortgage title insurance policy for our benefit. Except in rare situations, additional collateral will be required, including, but not limited to, corporate and personal guarantees and any additional security we deem necessary.  We will not ask for the aforementioned additional collateral where the value of our secured real estate position and existing cash flows from the borrower are more than adequate to collateralize our loan.

Market Overview

The five major markets that we intend to conduct business in via Hennessey are Minneapolis/St. Paul, Minnesota; Indianapolis, Indiana; Milwaukee, Wisconsin; Kansas City, Kansas/Missouri; and Ft. Myers/Sarasota, Florida. Permit activity and construction values were obtained from the U.S. Census Bureau - Building Permits for each of these markets. More detailed information can be obtained from Builders Associations in each market.  All statistics are through December 31, 2005, unless otherwise noted. These markets were chosen due to their perceived stability and our management’s, and Hennessey’s, familiarity with transactions in these areas. Hennessey has been making loans in these areas since 2002.

Greater Minneapolis/St. Paul Region

We anticipate Minneapolis/St. Paul (the “Twin Cities”) to be our largest market. We have gathered statistics for the greater metro area counties, including Anoka, Carver, Chisago, Dakota, Hennepin, Ramsey, Sherburne, Scott, Washington, and Wright. There have been 14,933 single family housing permits issued through December 2005, which is an 13.6% decline from the same period in 2004. Multi-family housing permits issued through December 2005 are for 4,625 planned units, a 27% decrease from 2004.

Total construction value for single family and multi-family units in the selected area through 2005 is nearly $4.0 billion, a slight decrease over the same time period in 2004.

Greater Milwaukee Metro Area

Statistics for the five-county surrounding area were taken from U.S. Census Bureau Building Permits for Wisconsin Counties. We have selected Kenosha, Milwaukee, Ozaukee, Washington and Waukesha counties as most representative of our intended Wisconsin activity. There have been 3,791 single family housing permits issued through 2005, a 5.6% decline from the same period in 2004. Multi-family housing permits issued through 2005 is 2,202, a 3.6% increase from 2004.

Total construction value for single family and multi-family units in the selected 5-county area through 2005 is about $1.2 billion, a slight increase over the same time period in 2004 and among the highest levels on record.

Greater Kansas City Metro Region

Statistics from the eight-county metro area, which include Johnson, Clay, Miami, Leavenworth and Wyandotte counties in Kansas, and Cass, Jackson and Platte counties in Missouri. There have been 11,026 single family housing permits issued through 2005, which is a .6% decrease from the same period in 2004. Multi-family housing permits issued through 2005 is 2,901, a 26.7% increase since 2004.

Total construction value for single family and multi-family units in the eight county metro area is over $2.2 billion, an 8.8% increase from the same period in 2004 and among the highest levels on record.

Greater Indianapolis Metro Region

The greater Indianapolis region consists of the following nine counties: Boone, Hamilton, Hancock, Hendricks, Johnson, Madison (statistics unavailable at this time), Marion (Indianapolis), Morgan, and Shelby. There have been 12,045 single family housing permits issued through 2005, which is a 7% increase from the same period in 2004. While multi-family housing permits issued through 2005 was 3,031, an 9.4% increase over permits issued through 2004.

Total construction value for single family and multi-family units in the selected nine-county area through 2005 is about $2.3 billion, a 8.1% increase over the same time period in 2004.

Ft. Myers/Sarasota, West Central, Florida Region

Statistics for a four-county surrounding area were taken from U.S. Census Bureau Building Permits for Florida Counties. We have selected Charlotte, Lee, Manatee and Sarasota counties as most representative of our intended Florida activity. There have been 34,351 single family housing units issued through 2005, which is a 19.3% increase in permits issued in 2004. While multi-family housing issued through 2005 is 10,947, a 10% decrease from the same time period in 2004.

Total construction value for single family and multi-family units in the selected 4-county area through 2005 is nearly $7.7 billion, an increase of 30.3% over the same time period in 2004.

Risk Management

There are risks inherit with all lending activity. We are relying on the following factors to mitigate the risk of mezzanine financing:

i.                                          Experienced Real Estate Lenders. Our officers and Hennessey specialize in providing mezzanine financing to builders, developers and investment property projects.

ii.                                       Underwriting Guidelines. Hennessey will advise us on developing and modifying underwriting guidelines that will reduce the probability that a loan will default.

iii.                                    Work-Out Affiliates. Hennessey has an affiliated developer and builder that serve as its work-out partner to finish and repair most real estate transactions underlying our loan to them.

iv.                                   Secured Notes. Our loans will generally be secured by mortgages, personal and corporate guarantees, and, in some cases, other real estate collateral and ownership of special purpose entities. Typical loan collateral would consist of land, land improvements, buildings and other real estate properties. In our opinion, these assets tend to appreciate in value.

v.                                      Credit Enhancement Obligations. In addition to the foregoing collateral, Hennessey will pledge the an irrevocable letter of credit or other similar collateral in an amount equal to 5% of our loan to them as additional security for the debt service of the loan.

vi.                                   Adequate Loan-to-Value Ratios. In our opinion, land development financing will have better than adequate loan-to-value ratios. While loan-to-cost ratios on the loans may be relatively high, we consider the loan-to-value ratios on the loans as adequate.

vii.                                Diversified Note Portfolio. We intend to develop a diversified collateral portfolio in terms of the number of transactions, multiple geographic locations of transactions, and different types of transactions financed (land development, construction and investment property). We will endeavor to create a portfolio similar to Hennessey’s. By way of example, as of March 31, 2006,

Hennessey’s largest loan comprised about 8% of its note portfolio and its exposure to the various note types was 52% for land development (of which 19% is in Minnesota, 12% in Kansas, 2% in Indiana, 5% in Wisconsin and 14% in Florida), 17% for apartment properties, 25% for residential construction, 1% for investment properties and 5% for commercial construction.

Economic Considerations and Trends

Although we are dependent upon the overall economic conditions of the real estate market, we intend to offer loan products in diverse loan types and geographical areas. We believe this will help us stabilize the inherent cyclical inconsistencies exhibited by the general real estate market. Our loan types would include residential construction, residential land development, commercial construction, commercial land development and investment properties. See “Investment Strategy; Collateral Categories.”

Competition

In our intended markets, there are a limited number of competitors that specialize in providing secured mezzanine financing to the real estate industry. The non-mezzanine real estate finance market is, however, highly competitive, particularly with senior financing alternatives provided by numerous banks, funds and institutions. Since we do not intend to provide senior financing, we will not be competing with these senior financing sources. Our direct competitors in the mezzanine/equity financing are private individuals, real estate equity and venture funds, and some specialty finance companies. This competition may intensify should some major national or international finance companies direct their financing activity into our intended business.

Servicing the mezzanine market requires not only capital, but also a high degree of expertise in development, construction, property values, real estate law and loan administration. We believe our, and Hennessey’s, experience in these matters will provide us with a competitive advantage over potential competitors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

We are engaged in the business of mezzanine real estate financing. Initially, we expect to lend up to $65,000,000 to Hennessey. We have, however, had discussions with seven other potential borrowers who are engaged in the mezzanine real estate lending business. We are in the process of performing due diligence on these potential additional borrowers and expect to have secured another lending customer by September 30, 2006.

Hennessey is a mezzanine real estate lending company that has a 5 year audited track record of generating returns of approximately 20%. We will lend money to Hennessey at an approximate blended rate of 15.5% and Hennessey will, in turn, lend to mezzanine real estate borrowers (usually affiliates of Hennessey). A copy of our loan agreement with Hennessey is attached as Exhibit 26. See “Investment Strategy; Hennessey Loan.”

Investment Objective

Our investment objective is to earn a non-correlated fixed rate of return on our assets equal to fifteen and one-half percent (15.5%) through financing mezzanine real estate lenders such as Hennessey, investing in mezzanine real estate lenders and making mezzanine real estate loans.

There can be no assurance that our investment objective will be achieved or that a holder of a 5 Year Note will not lose a portion or all of his or her investment.

Investment Strategy

We intend to achieve our investment objective by loaning money to experienced mezzanine real estate lenders and thereby taking advantage of their knowledge of the mezzanine real estate lending market as demonstrated, for example, by Hennessey’s audited performance track record. We will expect our future customers to have a similar track record.

Investment Strategy; Track Record of Hennessey

Hennessey, our first customer, has been engaged in the business of mezzanine real estate lending since 1999. Hennessey has originated, and services, its own note portfolio in the approximate amount of $55,000,000 as of the date hereof. From March 17, 2000 through December 31, 2005, Hennessey’s loan portfolio has produced an average annual total return of 20.6%. During 2005, Hennessey’s portfolio produced an unaudited return of 23.2%. A copy of Hennessey’s Audit December 31, 2005 Financial Statements and audited track records through December 31, 2004 are attached hereto as Exhibit 10.2.

Investment Strategy; Hennessey Loan

Initially, to effectuate our investment strategy, we will loan money to Hennessey at an approximate blended rate of 15.5% per annum. A copy of our financing arrangement with Hennessey is attached hereto as Exhibit 10.1 and briefly summarized as follows:

i.                                          Loan Amount. The loan will be made in numerous advances and capped at $100,000,000.

ii.                                       Interest Rate and Loan Fee. The loan will bear interest at the annual rate of 13.4% and require a loan fee, paid at the time of each advance, equal to 5.5%.

iii.                                    Maturity Date. The maturity date is generally 5 years from the year in which the funds are advanced.

iv.                                   Collateral. The loan will frequently be collateralized by a combination of some of the following: an assignment of loan documents, personal guarantees, pledge of ownership interest, mortgage, deed of trust, security agreement, letter of credit or such other matters as are deemed appropriate by us.

v.                                      Use of Proceeds. The proceeds of the loan will be used to finance mezzanine real estate or mezzanine real estate lenders.

vi.                                   Late Payment Charge. A charge of 5% will be added to any late payment.

vii.                                Prepayment. Under most circumstances, prepayment of the loan without penalty is not permitted.

viii.                             Representations and warranties. Hennessey is making certain representations and warranties to us consistent with transactions of this nature.

You should read the loan agreement for other provisions that may be important to you.

Investment Strategy; Collateral Categories

The collateral taken by us to secure our loan to Hennessey and possibly other loans or investments can be categorized as follows:

i.                                          Residential Construction. In this category, we will accept collateral where the builder/borrowers develop housing with a price at or below the median home price for the relevant market. We will limit collateral to residential products priced above the median home price for the relevant market. We believe the higher priced products have a longer construction period and are more difficult to sell. Further, we prefer to  lend to, or take collateral from, small to medium sized privately held builders (i.e., those constructing as few as 10 homes per year to those constructing 600 homes per year).

ii.                                       Residential Land Development. As in the residential construction category, we will consider the marketability of the finished product and the customer base for that product. Accordingly, our land development collateral will be primarily starter home, first move-up and multi-family developments.

iii.                                    Commercial Construction/Development. Loans or collateral in this category will be analyzed on the basis of the financial strength of potential ultimate borrowers, their proven success and the quality of the project  after analyzing such factors as appraised value, projected net operating income, and the existence/likelihood of a tenant (in the case of income-producing property).

iv.                                   Investment Property. Our loans and collateral in this category will have an intermediate term of up to five years and will be made to developers and owners of select commercial and rental-income residential properties.

Investment Strategy; Eligibility Criteria for Loans and Collateral

We intend to enter into transactions that meet the following eligibility criteria established from time to time by our board of directors. Our current eligibility criterion, which may change without notice, are as follows.

We intend to finance transactions:

i.                                          where the proceeds are being used to pay the costs related to specific identified real estate where the obligor is acquiring or developing such real estate;

ii.                                       where Hennessey, or another borrower, has sent for filing, and which we have duly received as collateral, either directly, or by assignment, appropriate mortgages, deeds of trust or UCC-1 financing statements covering any collateral or  related security interest;

iii.                                    which have been duly authorized by all necessary corporate action on the part of the obligor and with respect to which the obligor has a legal, valid and binding obligation to repay such loan together with accrued interest thereon in the manner and at the times specified in such loan documentation, which obligation is enforceable against the obligor in accordance with its terms, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general principles of equity, and is not subject to any dispute, offset, counterclaim or defense;

iv.                                   that does not contravene in any material respect any laws, rules or regulations applicable thereto;

v.                                      for which the assignment or pledge to us does not contravene or conflict in any material respect with any applicable laws, rules or regulations or any contractual or other restriction, limitation or encumbrance binding on or affecting Hennessey, another borrower or the obligor;

vi.                                   that are covered by a debt service credit enhancement (such as an irrevocable letter of credit) equal to 5% of the principal balance of the loan; and

vii.                                where, when the collateral is real estate or an interest in real estate,  we have received satisfactory title insurance covering such real estate.

Custodian Arrangements

We intend to contract with U.S. Bank National Association to act as our Custodian to assist us in managing collateral and other administrative matters.

Pursuant to the custodian agreement, our assets, including funds received from the sale of the 5 Year Notes, will be transferred from time to time to the our Cash Account at the Custodian for investment. Funds directed for investment will be transferred by the Custodian from the Cash Account to a Collateral Account established with the Custodian pursuant to the Collateral Agreement to be disbursed as described below. The Custodian will also receive funds from the Collateral Account relating to payments received from our loans and other investments which will be deposited in the Cash Account. Under the terms of the Custodian Agreement, funds in the Cash Account may only be distributed at our direction to:

i.                                          the Collateral Account for the purchase of additional investments or making additional loans,

ii.                                       holders of the 5 Year Notes as a payment of principal or interest,

iii.                                    legal and accounting fees,

iv.                                   insurance premiums,

v.                                      other operating expenses or to us for working capital purposes,  or

vi.                                   the Administrator, Trustee or Custodian in payment of its fees or expenses.

The Custodian will also hold our investments and release such investments upon receipt of payment thereon.

Funds with respect to loans to Hennessey will be transferred from the Cash Account to the Collateral Account pursuant to the terms of an Administrator Agreement and then the loan proceeds may be disbursed directly to Hennessey’s borrower. In addition, Hennessey has also agreed to direct some of its borrowers to make their payments directly to the Collateral Account (if payment is made by wire transfer) or to a lockbox account (if payment is made by check).

Hennessey will establish lockbox accounts with Custodian pursuant to which all collected funds that are pledged as collateral to us and connected with a loan transaction will be swept daily to the Collateral Account. It is expected that Custodian will transfer all funds out of the Collateral Account on a daily basis. We will direct the Administrator as to the allocation of such funds. The portion of such funds required to make interest payments on the 5 Year Notes, or required for working capital, will be transferred to the Cash Account. The balance of funds will remain in the Collateral Account and be reinvested by us. Funds in the Collateral Account may be directed only to:

i.                                          to the Cash Account,

ii.                                       to be reinvested in loans or other investments; or

iii.                                    to holders of the 5 Year Notes as principal and interest.

If Hennessey is in default on any obligation under its loan agreement with us, then such excess amounts shall be retained in the Collateral Account for application first to interest or principal on any defaulting Note relating to a transaction with the underlying defaulting obligor, and then to amounts due on any interest or principal of any defaulting Note to an affiliate relating to a transaction involving the same defaulting obligor.

Administrator Arrangements

We intend to contract with U.S. Bank National Association to act as our administrator. Under the administrator agreement, the Administrator will assist and advise us on the following issues:

i.     General Management:

(1)                                  Act as liaison among all our service providers to the extent requested by the us.

(2)                                  Supply:

(a)                                  Corporate secretarial services.

(b)                                 Office facilities.

(c)                                  Non-investment-related statistical and research data as needed.

(3)                                  Audits:

(a)                                  Prepare appropriate schedules and assist independent auditors.

(b)                                 Provide office facilities.

ii.                                       Compliance:

(1)                                  Monitor our compliance with the policies and investment limitations set up by our board of directors.

(2)                                  Assist us in monitoring our compliance with securities laws, to ensure we meet the exemption requirements.

(3)                                  Maintain awareness of applicable regulatory and operational service issues.

(4)                                  Assist our legal counsel in updating any agreement as requested.

iii.                                    Portfolio Accounting:

(1)                                  Maintain portfolio records.

(2)                                  Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)                                  Determine gain/loss of security sales and identify them as short-term or long-term; account for periodic allocations of gains or losses undistributed gain or loss balances as of each valuation date.

(4)                                  For each valuation date, calculate the expense accrual.

(5)                                  Process and record payments for our expenses upon receipt of written authorization from us.

(6)                                  Reconcile our cash and investment balances.

(7)                                  Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

(8)                                  Prepare and provide various statistical data as requested on an ongoing basis, including security transactions listings and portfolio valuations.

iv.            Financial Reporting:

(1)                                  Prepare quarterly and annual financial statements and other reports as required and within the deadlines established by an independent auditor or taxing authority.

(2)                                  Compute the yield, total return, expense ratio and portfolio turnover rate on a quarterly basis.

(3)                                  Monitor the expense accruals and notify us of any proposed adjustments.

(4)                                  Prepare quarterly broker security transaction summaries.

v.                                      Tax Reporting:

(1)                                  Prepare and file on a timely basis appropriate federal and state tax returns.

(2)                                  Calculate the adjusted tax basis of securities held by us.

(3)                                  Prepare state income breakdowns where relevant when due.

(4)                                  File Form 1099 Miscellaneous for payments to service providers when due.

(5)                                  Monitor tax items requiring special treatment, including wash sale losses, straddles, constructive sales, short sales, foreign currency gain and loss, foreign taxes paid, and passive foreign investment company interests.

(6)                                  Perform tax withholding, deposits and reporting with respect to non-U.S. 5 Year Noteholders, if any.

vi.                                   Holders of 5 Year Note Reporting:

(1)                                  Receive orders for the purchase of 5 Year Notes.

(2)                                  Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to our custodian.

(3)                                  Prepare and transmit payments for monthly interest payments to holders of 5 Year Notes, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Partner instructions.

(4)                                  Make changes to records of holders of 5 Year Notes, including, but not limited to, address changes.

Credit Enhancement of Loan to Hennessey

Hennessey has agreed, pursuant to the terms of our financing agreement with it, that Hennessey will grant us, as additional collateral for debt service, an irrevocable letter of credit (or other acceptable form of credit enhancement) equal to 5% of the outstanding principal balance of any loan we make to it. Any irrevocable letter of credit shall be from a financial institution acceptable to us and shall be unqualified and unconditional. Hennessey is required to issue a replacement irrevocable letter of credit prior to the expiration of any original irrevocable letter of credit. The failure to issue such replacement letter of credit will give us the right to call the original irrevocable letter of credit.

Cash Management

In addition to our primary investment strategy as described above, we may, from time to time at our discretion, invest in cash, United States Dollar institutional money market funds and short term United States Treasury Bills. While cash is in the Cash Account, it may be invested by the Administrator in the US Bank Prime Money Market or other investments in money market funds rated at least “AAA-m” or “AAA-mg” by Standard & Poors and “Aaa” by Moody’s or as otherwise approved in writing by us.

Capital Resources and Results of Operation

We currently do not have any operations or results therefrom to discuss. Our capital resources have been limited to amounts contributed by our parent company and our parent company will continue such contributions through at least December 31, 2006. To date, our material commitments include only the professional fees necessary to prosecute this offering. Such fees have been paid current on an ongoing basis.

Off-Balance Sheet Arrangements

We have no guarantees, commitments, liabilities, assets, contingent interests or other arrangements not included on our financial statements.

Contractual Arrangements

Other than customary arrangements with professional service providers, we have a material contractual relationship with Hennessey, which does not subject us to any non-contingent material liability. See “Investment Strategy; Hennessey Loan” for a discussion of the Hennessey Loan Agreement.

Timing of Investment Income and Interest on the 5 Year Notes

We intend to coordinate the payment dates on our investments (i.e. Hennessey interest payment) with our interest obligations on the 5 Year Notes. In addition, we are charging Hennessey a loan fee, paid at the time of advance, that may be used as an interest reserve. After payment of any offering expenses, our net loan fees on an advance to Hennessey will be sufficient to cover approximately 1.5 months of interest on a corresponding amount of 5 Year Notes.

Liquidity

The primary source of our liquidity will come from interest and fees earned on our investments. In most cases, we will receive monthly interest payments on our investments. Other than our parent company, we currently have no other internal or external source of liquidity. However, we intend to seek an operating line of credit that could be used to make interest payments on the 5 Year Notes during periods of cash shortfalls. If we are able to sell sufficient 5 Year Notes to make investments and purchase assets, these assets would be pledged as collateral for an operating line of credit.

POTENTIAL CONFLICTS OF INTEREST

Affiliated Parties; Gardner’s Ownership of Hennessey and Hennessey’s Affiliates

We intend to loan money to Hennessey, which is owned and controlled almost entirely by Jeffrey A. Gardner (“Gardner”). Gardner also owns companies that borrow money from Hennessey and he will receive profit from the transaction underlying our loan. In addition, since Gardner also owns and controls Hennessey, he has considerable influence over any loan from Hennessey to its affiliates and the transaction may not be arm’s length.

Affiliated Parties; Hennessey Financial Monthly Income Fund, LP

The officers and directors of our company, either individually or through companies they control, are affiliated with Hennessey Financial Monthly Income Fund, LP (“Income Fund”) as managers, investment managers and distributors. Hennessey is the servicer and placement agent of the loans purchased by the Income Fund. This potential conflict of interest may result in mezzanine real estate financing opportunities being presented to the Income Fund rather than to us. Prospective investors known by Messrs. Redpath and Bozora may be presented the opportunity to invest in the Income Fund rather than in this offering. In addition, if the Income Fund terminated its relationship with our officers and directors, or their affiliated companies, it would have negative financial impact on our officers and directors and their affiliated companies and may impair their ability to make independent decisions on behalf of our company.

Affiliated Parties; Capital Solutions Distributors, LLC

Our officers, directors and shareholders own, either directly or beneficially, Capital Solutions Distributors, LLC (“CSD”) which is a registered broker-dealer. CSD is the selling agent for the Income Fund and should we retain an underwriter, CSD may assist the underwriter in distributing the 5 Year Notes for compensation. To the extent CSD participates in the selling of the 5 Year Notes, a conflict of interest will exist between our officers and directors and CSD’s officers and directors.

MANAGEMENT

Our founders, directors and officers are:

Michael W. Bozora; President, Director

Before co-founding CS Financing Corporation in 2005, Mr. Bozora was a co-founder of Capital Solutions Management, L.P., a registered investment advisor (2002), as well as Capital Solutions Distributors, a NASD licensed broker/dealer (2004). Prior to his involvement with Capital Solutions, Mr. Bozora served as a Senior Managing Director in the private client services group at Bear Stearns & Co., Inc. Before joining Bear Stearns in 2001, Michael was a Managing Director at SG Cowen Securities Corporation where he served as branch manager of the San Francisco office from 1999 to 2001. From 1994 to 1999, Michael was a Senior Vice President of Prudential Securities Incorporated (San Francisco) in the private wealth management group where he headed a team responsible for client assets in excess of $2 billion. Prior to that, Michael spent ten years at Merrill Lynch, first in its Regional West Coast Headquarters and later in its Palo Alto (Silicon Valley) office where he built and directed a solutions-based private wealth management team which managed assets in excess of $1 billion. Michael began his career at Blyth Eastman Dillon Securities in 1973. His 30+ years of experience in the securities industry have provided him with a broad base of knowledge and extensive involvement in developing investment strategies for preservation of capital and wealth building for high net worth individuals.

Timothy R. Redpath; Chief Executive Officer, Treasurer, Secretary, Director

Before co-founding CS Financing Corporation in 2005, Mr. Redpath was a co-founder of Capital Solutions Management, L.P., a registered investment advisor (2002), as well as Capital Solutions Distributors, a NASD licensed broker/dealer (2004). Prior to his involvement with Capital Solutions, during 2001 and 2002 Mr. Redpath served as a Senior Managing Director at Ion Capital Partners within Bear Stearns & Co., Inc., where he specialized in private banking and asset management for high net worth individuals. Mr. Redpath joined Bear Stearns from Prudential Securities Incorporated, serving as a Managing Director and Chief Administrative Officer of the Prudential Volpe Technology Group, Prudential’s technology investment banking and research group. Prior to that time Tim served as the Manager of the Prudential Private Client Group (San Francisco) which at that time constituted the largest private client practice in the firm. He graduated cum laude from the University of Minnesota in business and finance, and the Securities Industry Institute at the Wharton School of Business at the University of Pennsylvania.

Our officers and directors are compensated as follows:

Annual Compensation of Officers and Directors

Chief Executive Officer

Annual salary of $250,000 to commence 60 days after the registration statement covering the 5 Year Notes is declared effective by the Securities Exchange Commission. Reasonable out of pocket travel expenses will also be reimbursed.

President

Annual salary of $250,000 to commence 60 days after the registration statement covering the 5 Year Notes is declared effective by the Securities Exchange Commission. Reasonable out of pocket travel expenses will also be reimbursed.

Directors

$1,500 for each director’s meeting attended.

Bonus Compensation of Officers — Cash

Chief Executive Officer

Quarterly cash bonus equal to 20% of our net income before depreciation, amortization and taxes as calculated for each calendar quarter by our board of directors using generally accepted accounting principals consistently applied. Such bonus, if any, shall be paid as soon as practical following each calendar quarter.

President

Quarterly cash bonus equal to 20% of our net income before depreciation, amortization and taxes as calculated for each calendar quarter by our board of directors using generally accepted accounting principals consistently applied. Such bonus, if any, shall be paid as soon as practical following each calendar quarter.

Bonus Compensation of Officers and Directors — Stock Options

The Chief Executive Officer and President have been granted non statutory stock options entitling them to purchase 12,000 shares each of our common stock for at the price of $2 per share. Stock Options for 2,000 shares shall vest upon the occurrence of each of the following: filing of our registration statement, effectiveness of our registration statement, aggregate sale of $25,000,000 in 5 Year Notes, aggregate sale of $50,000,000 in 5 Year Notes, aggregate sale of $75,000,000 in 5 Year Notes and aggregate sale of $100,000,000 in 5 Year Notes. All stock options will expire 10 years after they were issued.

The Directors shall each be entitled to non statutory stock options entitling them to purchase 600 shares each of our common stock for at the price of $2 per share. Stock Options for 100 shares vest upon the occurrence of each of the following: filing of our registration statement, effectiveness of our registration statement, aggregate sale of $25,000,000 in 5 Year Notes, aggregate sale of $50,000,000 in 5 Year Notes, aggregate sale of $75,000,000 in 5 Year Notes and aggregate sale of $100,000,000 in 5 Year Notes. All stock options will expire 10 years after they are issued.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the date of this prospectus, certain information regarding beneficial ownership of the common stock of the Company by (a) each person or group known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company, (b) each director and executive officer of the Company, and (c) all directors and executive officers of the Company as a group. Each shareholder named in the below table has sole voting and investment power with respect to shares of common or preferred stock shown in the table. Shares underlying any options or warrants included in the table are all currently exercisable.

Shareholder	Shares Owned Beneficially	Percent of Class
Common Stock
Capital Solutions Management, L.P. (1)	1,000,000	97.5%
Timothy Redpath (2)	12,600	1.25%
Michael Bozora (2)	12,600	1.25%
Officers and Directors as a Group (3)	25,200	2.50%

1)     Capital Solutions Management, L.P. is beneficially owned by Messrs. Redpath and Bozora who each control 50% of Capital Solutions Associates, LLC who is the sole general partner of Capital Solutions Management, L.P.  Capital Solutions Associates, LLC also owns 75% of the Limited Partnership interests in Capital Solutions Management, L.P.

2)                 Includes 12,600 shares underlying an option.

3)                 Includes 25,200 shares underlying an option.

DESCRIPTION OF 5 YEAR NOTES

The 5 Year Notes will be issued under an indenture dated as of November 7, 2005 between us and U.S. Bank National Association, as trustee, the indenture (including the form of 5 Year Note as an exhibit) has been filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized certain parts of the indenture and the note. You should read the indenture and the note for provisions that may be important to you. Capitalized terms used herein have the meanings specified in the indenture.

The 5 Year Notes are registered and issued without coupons in series form. Any amount of any series may be issued. There is no limit on the principal amount of 5 Year Notes of any series. We may change the interest rates of the 5 Year Notes and of any prior or subsequent series that may be offered, provided that no such change shall affect any 5 Year Note of any series issued prior to the date of change.

The 5 Year Notes are our direct obligations, but are not secured. Principal and interest are payable at our executive offices in Corte Madera, California. The 5 Year Notes are executed by us and authenticated and delivered to the purchaser by us.

The total aggregate maximum principal amount of the 5 Year Notes offered under this prospectus is $100,000,000. A minimum initial investment of $25,000 is required.

Issuance

The 5 Year Notes are sold for an initial principal amount set by us, currently not less than $25,000, and for additional amounts not less than $5,000, dated the date of purchase and transferable only on our books. We may, in our discretion, limit the maximum amount any investor or related investors may maintain in outstanding 5 Year Notes at any one time.

Form of Investment

Investments by Check

Your check should be made payable to “CS Financing Corporation” and may be (1) hand delivered or mailed to our headquarters at 45 San Clemente Drive, Suite B210, Corte Madera, California 94925 or, (2) hand delivered to one of our branch office locations in Minneapolis, Los Angeles or San Francisco in which case our branch manager will mail your check to our headquarters within two business days of receipt at such branch office location. Your investment by check will begin to accrue interest on the date that we deposit such check into our account.

Interest

The interest rate payable on any 5 Year Note is fixed at 10% per annum. Interest on a 5 Year Note is paid monthly commencing on the 15th of the month following the month of investment.

Payment or Redemption by Holders of the 5 Year Notes

We will pay or redeem your 5 Year Note five years from the month of purchase. After two years, we may also make partial redemptions as long as the balance remaining is at least $25,000.

Redemption by Us

Subject to the subordination provisions, we may call the 5 Year Notes as a whole, or individually, for redemption at any time after two years at a price equal to the principal amount plus any unpaid interest thereon at the time of redemption. Notice of such redemption will be given by mail to you not less than 30 nor more than 60 days prior to the date fixed for redemption.

Redemption if Balance Falls Below $25,000

We may, in our sole discretion, redeem any 5 Year Note in full if the principal balance of such 5 Year Note falls below $25,000 at any time for a price equal to the principal amount plus accrued interest to the date of redemption. In such event, our redemption right is automatic and no advance notice to you is required.

Priority

The 5 Year Notes have the same priority as all of our other subordinated unsecured general obligations and are subordinate to our Senior Debt. We may at any time borrow money from a lending institution on a secured or unsecured basis that would have priority over the 5 Year Notes.

Subordination

Our obligation to repay the principal and interest on the 5 Year Notes is subordinate in right of payment to all Senior Debt, as defined below. This means that if we are unable to pay our debts, when due, the Senior Debt, if any, would all be paid first before any payment of principal and interest would be made on the 5 Year Notes.

The term “Senior Debt” means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the 5 Year Notes. Debt is generally any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit, and shall include any guarantee of any such indebtedness. Senior Debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. Any intercompany debt that may be owed by us to any affiliate or subsidiary shall not be considered Senior Debt.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt including Senior Debt or other secured or unsecured obligations or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the 5 Year Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

•                  reduces the principal or rate of interest, or changes the demand nature or waives any payment of principal and interest on any 5 Year Note;

•                  reduces the percentage of 5 Year Note holders whose consent to a waiver or modification is required;

•                  affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

•                  waives any event of default in the payment of principal or interest on any 5 Year Note.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the 5 Year Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any 5 Year Note holders, or to comply with the requirements of the Trust Indenture Act. We will give written notice to you of any amendment or supplement to the indenture or 5 Year Notes.

Place, Method and Time of Payment

We will pay principal and interest on the 5 Year Notes at our principal executive offices, or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in the 5 Year Note register maintained by the registrar.

Events of Default

An event of default is defined in the indenture as follows:

•                  a default in payment of principal and interest on the 5 Year Notes when presented for payment or redemption which default has not been cured for 30 days;

•                  our becoming subject to certain events of bankruptcy or insolvency; or

•                  our failure to comply with any agreements or covenants in or provisions of the 5 Year Notes or the indenture which failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding 5 Year Notes.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding 5 Year Notes may declare the principal and accrued interest on all outstanding 5 Year Notes due and payable. If such a declaration is made we are required to pay the principal and interest on all outstanding 5 Year Notes immediately, so long as any contractual obligation of the Senior Debt, if any, does not prohibit us from doing so. We are required to file annually with the trustee an officer’s certificate that certifies the absence of defaults under the terms of the indenture. We are also required to file with the trustee and the paying agent prompt notice of an event of default under the indenture and any default related to any Senior Debt.

The indenture provides that the holders of a majority of the aggregate principal amount of the 5 Year Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the 5 Year Notes, except a default in payment of principal and interest on the 5 Year Notes or an event of default with respect to a provision that cannot be amended without the consent of each affected holder. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or 5 Year Notes, except in payments of principal and interest on the 5 Year Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the 5 Year Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of 5 Year Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the 5 Year Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual 5 Year Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all 5 Year Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with certain formal procedures set forth in the indenture.

Reports

We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any 5 Year Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees for issuing 5 Year Notes to replace lost or stolen 5 Year Notes or to transfer a 5 Year Note.

Transfer

You may not transfer any 5 Year Note until the registrar has received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer any 5 Year Note for a period beginning 15 days before the date notice is mailed of the redemption of such 5 Year Note and ending on the date of redemption of such 5 Year Note.

Concerning the Trustee

The indenture contains certain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires certain conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We are offering up to $100,000,000 in aggregate principal amount of the 5 Year Notes. We will offer the 5 Year Notes through our executive officers directly without an underwriter or agent and on a continuous basis. We have, however, engaged Financial Product Distributors, LLC (“FPD”) to act as a consultant and assist us in securing an underwriter and organizing a group of broker-dealers to sell the 5 Year Notes. To the extent FPD is successful in obtaining an underwriter or organizing a selling group, it may earn a commission on the sale of 5 Year Notes up to 1.5% of the face amount of the 5 Year Notes. We have paid FPD a refundable $50,000 advance towards future commissions. No commission will be payable to FPD for sales procured by our officers and directors. As of the date of this prospectus, FPD has not secured an underwriter or selling agent for the 5 Year Notes.

Until such time as we have retained an underwriter or sales agent, we intend to market the offering by advertisements in print and electronic media, signs in our branch office locations (Minneapolis and California), oral solicitations and other methods, all in compliance with applicable laws and regulations, including securities laws. Our executive officers will not receive any additional cash compensation or commissions for their selling efforts. We will otherwise offer the 5 Year Notes through our executive officers in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934 and all applicable state securities laws.

You will not know at the time of order whether we will be successful in completing the sale of any or all of the 5 Year Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded.

The 5 Year Notes are not listed on any securities exchange and there is no established trading market for the 5 Year Notes.

LEGAL MATTERS

The validity of the 5 Year Notes being offered by this prospectus will be passed upon for us by Hinshaw & Culbertson LLP, Chicago, Illinois.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Virchow Krause & Company, LLP an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC), Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the 5 Year Notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our 5 Year Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

CS FINANCING CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF CAPITAL SOLUTIONS MANAGEMENT, LP)
(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CS Financing Corporation
Corte Madera, California

We have audited the accompanying balance sheet of CS Financing Corporation (a development stage company) as of December 31, 2005, and the related statements of operations, stockholder’s equity and cash flows for the period from August 19, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CS Financing Corporation as of December 31, 2005, and the results of its operations and its cash flows for the period from August 19, 2005 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota	/s/ Virchow & Krause & Company, LLP
May 18, 2006

CS FINANCING CORPORATION
BALANCE SHEETS

ASSETS

	December 31,	March 31,
	2005	2006
	(Audited)	(Unaudited)

Prepaid insurance	$78,750	$56,250
Debt placement costs	116,771	141,771
Loan origination costs	20,000	20,000

TOTAL ASSETS	$215,521	$218.021

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES
Due to parent	$101,048	$152,784
Note payable	64,199	40,500
Total Liabilities	165,247	193,284

STOCKHOLDER’S EQUITY
Common stock, $.01 par value, 1,000,000 shares authorized; 77,736 shares issued and outstanding	777	777
Additional paid-in capital	76,959	81,959
Deficit accumulated during the development stage	(27,462)	(57,999)
Total Stockholder’s Equity	50,274	24,737

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$215,521	$218,021

CS FINANCING CORPORATION
STATEMENTS OF OPERATIONS

	Period from August 19, 2005 (inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 19, 2005 (inception) to March 31, 2006
	(Audited)	(Unaudited)	(Unaudited)

INTEREST AND FEE INCOME	$—	$—	$—

OPERATING EXPENSES
Stock-based compensation	—	5,000	5,000
Insurance	11,250	22,500	33,750
Professional fees	2,500	500	3,000
Other	13,712	2,537	16,249
Total Operating Expenses	27,462	30,537	57,999

NET LOSS	$(27,462)	$(30,537)	$(57,999)

Basic and diluted loss per common stock	$(0.35)	$(0.39)	$(0.74)

Weighted average basic and diluted shares outstanding	77,736	77,736	77,736

CS FINANCING CORPORATION
STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholder’s
	Shares	Amount	Capital	Stage	Equity
BALANCES, August 19, 2005 (inception)	$—	$—	$—	$—	$—

Conversion of advances due to Capital Solutions Management, LP — (audited)	77,736	777	76,959	—	77,736
Net Loss for the Period from August 19, 2005 (inception) to December 31, 2005 — (audited)	—	—	—	(27,462)	(27,462)

BALANCES, December 31, 2005 (audited)	77,736	777	76,959	(27,462)	50,274

Stock-based compensation	—	—	5,000	—	5,000

Net Loss for the Three Months Ended March 31, 2006 — (unaudited)	—	—	—	(30,537)	(30,537)

BALANCES, March 31, 2006 (unaudited)	$77,736	$777	$81,959	$(57,999)	$24,737

CS FINANCING CORPORATION
STATEMENTS OF CASH FLOWS

	Period from August 19, 2005 (inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 19, 2005 (inception) to March 31, 2006
	(Audited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,462)	$(30,537)	$(57,999)
Adjustments to reconcile net loss to net cash flows from operating activities
Stock-based compensation	—	5,000	5,000
Operating expenses covered by parent company advances	16,212	3,037	19,249
Prepaid insurance	11,250	22,500	33,750
Net Cash Flows from Operating Activities	—	—	—

Net Change in Cash	—	—	—

Net Change in Cash — Beginning of Period	—	—	—

CASH — END OF PERIOD	$—	$—	$—

Noncash investing and financing activities

Parent company advances for debt placement costs	$116,771	$25,000	$141,771
Parent company advances for loan origination costs	$20,000	$—	$20,000
Conversion of parent company advances to common stock	$77,736	$—	$77,736
Issuance of note payable for prepaid insurance	$90,000	$—	$90,000
Parent company advances for payments on note payable	$25,801	$25,185	$50,986

CS FINANCING CORPORATION
NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and March 31, 2006 (March 31, 2006 data is unaudited)

NOTE 1 — Summary of Significant Accounting Policies

Nature of Operations

CS Financing Corporation (the Company), a wholly-owned subsidiary of Capital Solutions Management, LP (Capital Solutions), was incorporated in Delaware on August 19, 2005. The Company intends to make, purchase and service mezzanine loans and invest in financing mezzanine real estate lenders making such mezzanine real estate loans in the central United States from proceeds of the Company security offering.

The Company is a development stage company that has not generated any revenues to date. The financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises,” which requires development stage companies to employ the same accounting principles as operating companies.

Unaudited Interim Results

The accompanying balance sheet as of March 31, 2006 and statements of operations for the three months ended March 31, 2006 and the period from August 19, 2005 (inception) through March 31, 2006, and the statement of shareholder’s equity for the three months ended March 31, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of the Company’s management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the Company’s financial position as of March 31, 2006 and results of operations for the three months ended March 31, 2006 and the period from August 19, 2005 (inception) through March 31, 2006, results of cash flows for the three months ended March 31, 2006 and the period from August 19, 2005 (inception) through March 31, 2006. The financial data and other information disclosed in these notes to the financial statements relative to the three month period presented are unaudited. The results for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006 or any other interim period or for any other future year.

Liquidity

The Company had a net loss for the period from August 19, 2005 (inception) to December 31, 2005. The Company’s ability to continue as a going concern is dependent on obtaining adequate funding from Capital Solutions and/or obtaining proceeds from the Company’s security offering to commence lending activity. In the opinion of management, this funding appears to be adequate to fund operations through December 31, 2006 as Capital Solutions our parent company will continue providing capital through at least December 31, 2006. Capital Solutions has agreed not to call the due on demand advances before December 31, 2006. In the future, the Company may have to seek alternative sources of capital or reevaluate its operating plans, which may include cessation of its operations, if it is unable to generate sufficient cash flows from operations. There is no assurance that funding will be available for the Company to finance its operations on acceptable terms, or at all.

Debt Placement Costs

Costs incurred in connection with the Company’s contemplated Five Year Notes - Series A security offering will be deferred until the offering is substantially complete and then amortized over the term of the related financing agreements using the straight-line method, which approximates the interest method. Total debt placement costs as of December 31, 2005 were $116,771 and $141,771 (unaudited) at March 31, 2006.

Fair Value of Financial Instruments

The carrying amounts for all financial instruments approximate fair value. The carrying amounts for debt placement costs, loan origination costs, due to parent and note payable approximate fair value because of the short maturity of these instruments.

Loan Origination Costs

Loan origination costs were incurred by the Company in anticipation of loans that the Company intends to offer. These costs will be amortized over the life of the anticipated loan as a reduction of the loan’s yield. Total loan origination costs as of December 31, 2005 were $20,000 and $20,000 (unaudited) at March 31, 2006. The loan originations costs will be expensed immediately if the loan efforts prove unsuccessful.

Start-Up Costs

Costs of start-up activities are expensed as incurred in accordance with SOP 98-5, “Reporting on the Costs of Start-Up Activities.”

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock based Compensation

In accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, the Company uses the intrinsic value-based method for measuring stockbased compensation cost which measures compensation cost as the excess, if any, of the fair value of the Company’s common stock at the grant date over the amount the employee must pay for the stock. The Company’s general policy is to grant stock options with an exercise price at fair value at the date of grant. Options and warrants issued to non-employees are recorded at fair value, as required by Emerging Issues Task Force (EITF) 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” using the Black-Scholes pricing model. From August 19, 2005 (inception) to December 31, 2005, the Company did not issue any stock based awards.

During the three months ended March 31, 2006, 25,200 options were issued, of which no options were exercisable at March 31, 2006. In accordance with SFAS No. 123R, “Share-Based Payment,” the Company assessed performance based stock options and recorded compensation expense of $5,000 for the three months ended March 31, 2006.

The weighted average fair value of options granted during the period from August 19, 2005 (inception) to December 31, 2005 and for the three months ended March 31, 2006 were $1.18 per option.

Recent Accounting Pronouncement

In June 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Beginning January 1, 2006, we will be required to expense the fair value of employee stock options and similar awards. The Company did not have any employee stock options or stock awards outstanding at December 31, 2005.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46R). This standard replaces FIN 46, Consolidation of Variable Interest Entities” that was issued in January 2003. FIN 46R modifies or clarifies various provisions of FIN 46. FIN 46R addresses the consolidation of business enterprises of variable interest entities (VIE’s), as defined by FIN 46R. FIN 46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interest in structures commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by the Company for all other types of VIE’s is required in financial statements for periods ending no later than the quarter ended January 31, 2005. The adoption of FIN 46R did not have a material effect on the Company’s financial statements.

NOTE 2 — Due to Parent

During 2005, Capital Solutions made advances to the Company which are non-interest bearing, unsecured and due on demand. Advances outstanding at December 31, 2005 were $101,048 and $152,784 (unaudited) at March 31, 2006.

NOTE 3 — Note Payable

On November 15, 2005 the Company entered into an agreement with First Insurance Funding Corporation to finance insurance premiums. The agreement bears interest at a rate of 7.55% per annum and matures on August 15, 2006 and requires monthly principal and interest payments of $8,254. The balance of the note payable was $64,199 at December 31, 2005 and $40,500 (unaudited) at March 31, 2006.

NOTE 4 — Income Taxes

For income tax purposes, pre-opening costs are generally deferred and amortized to expense in future tax returns. Accordingly, the Company has no tax loss carryforwards. For financial reporting purposes, realization of the value of book versus tax temporary differences is dependent upon the Company generating sufficient taxable income in future years. Because of the development stage nature of the Company, lack of operating history and potential future stock sales (which may limit the value of loss carryforwards) management has eliminated the deferred tax value of pre-opening costs by a valuation allowance.

The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate to loss before income taxes as follows:

	Period from August 19, 2005 (inception) to December 31, 2005 (Audited)	Three Months Ended March 31, 2006 (Unaudited)	Period from August 19, 2005 (inception) to March 31, 2006 (Unaudited)
Expected benefit at statutory rate	$(9,337)	$(8,683)	$(18,020)
State tax effects	(1,648)	(1,532)	(3,180)
Increase in valuation allowance	10,985	10,215	21,200
	$—	$—	$—

The following is a summary of deferred taxes at December 31, 2005 and March 31, 2006 (unaudited):

	December 31, 2005 (Audited)	March 31, 2006 (Unaudited)
Deferred tax asset:
Pre-opening costs	$3,094		$3,094
Net operating loss	$7,891		$18,106
Valuation allowance	(10,985)	(21,200)
	$—	$

NOTE 5 — Stockholder’s Equity

Stock Options

On January 1, 2006, the Company issued nonqualified stock options to Company employees and directors to acquire an aggregate of 25,200 shares of common stock at $2.00 per share. The options vest on future contingent events as defined in the stock option agreements and expire ten years from the date of grant.

The activity for the Plan is summarized as follows:

	Options	Weighted Average Exercise Price	Range of Option Exercise Price
Options outstanding — August 19, 2005 (inception)	—	$—	$—
Granted	—	—	—
Canceled or expired	—	—	—
Exercised	—	—	—
Options outstanding — December 31, 2005	—	—	—
Granted (unaudited)	25,200	2.00	2.00
Canceled or expired (unaudited)	—	—	—
Exercised (unaudited)	—	—	—
Options outstanding — March 31, 2006 (unaudited)	25,200	$2.00	$2.00
Options exercisable — March 31, 2006 (unaudited)	—	$—	$—

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission’s registration fee.

	Amount
Registration fee under Securities Act	$11,771
Legal fees and expenses	140,000	*
Accounting fees and expenses	12,500	*

Printing expenses	40,000	*

Trustee and administrator fees	25,000	*
Miscellaneous expenses	20,729	*

Total	$250,000

*                    estimated at time of this prospectus

Item 14. Indemnification of Directors and Officers

The Registrant is organized under the laws of the State of Delaware and is governed by the Delaware General Corporation Law, as in effect or hereafter amended (the “DGCL”). The DGCL requires that the Registrant indemnify a director or officer as follows: “[t]o the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.”

The DGCL provides that the Registrant may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if: (i) the director or officer acted in good faith; and (ii) in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) in the case of any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

The Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director, except to the extent provided by applicable law (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may limit the Registrant and its shareholders from holding a director personally liable for certain acts or omissions.

The Registrant may maintain directors and officers liability insurance, which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description

3.1	Articles of Incorporation of CS Financing Corporation†

3.12	Bylaws of CS Financing Corporation†

4.1	Form of Indenture†

4.2	Form of 5 Year Note†

5	Opinion regarding legality

10.1	Hennessey Loan Agreement†

10.2	Audited Financial Statements of Hennessey

10.3	Market Support and Wholesale Agreement†

10.4	First Amendment to Hennessey Loan Agreement

10.5	Redpath Director Stock Option Agreement

10.6	Redpath Employee Stock Option Agreement

10.7	Bozora Director Stock Option Agreement

10.8	Bozora Employee Stock Option Agreement

23.1	Consent of US Bank†

23.2	Consent of Virchow Krause & Company, LLP — CS Financing Corporation

23.3	Consent of Virchow Krause & Company, LLP — Hennessey Financial, LLC and Subsidiary

23.4	Consent of Virchow Krause & Company, LLP — Hennessey Financial, LLC *Schedules of Total Return Performance of Hennessey Financial, LLC

23.5	Consent of Hinshaw & Culbertson LLP

24	Power of Attorney†

25	Statement of Eligibility of Trustee†

†                     Previously filed.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.                                       That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 20, 2006.

CS FINANCING CORPORATION

By:	/s/ Timothy R. Redpath
Timothy R. Redpath
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ Timothy R. Redpath	Chief Executive Officer and Director	August 24, 2006
Timothy R. Redpath

/s/ Michael W. Bozora	President and Director	August 24, 2006
Michael W. Bozora

Table of Contents

Exhibit No.	Description

3.1	Articles of Incorporation of CS Financing Corporation†

3.12	Bylaws of CS Financing Corporation†

4.1	Form of Indenture†

4.2	Form of 5 Year Note†

5	Opinion regarding legality

10.1	Hennessey Loan Agreement†

10.2	Audited Financial Statements of Hennessey

10.3	Market Support and Wholesale Agreement†

10.4	First Amendment to Hennessey Loan Agreement

10.5	Redpath Director Stock Option Agreement

10.6	Redpath Employee Stock Option Agreement

10.7	Bozora Director Stock Option Agreement

10.8	Bozora Employee Stock Option Agreement

23.1	Consent of US Bank†

23.2	Consent of Virchow Krause & Company, LLP — CS Financing Corporation

23.3	Consent of Virchow Krause & Company, LLP — Hennessey Financial, LLC and Subsidiary

23.4	Consent of Virchow Krause & Company, LLP — Hennessey Financial, LLC *Schedules of Total Return Performance of Hennessey Financial, LLC

23.5	Consent of Hinshaw & Culbertson LLP

24	Power of Attorney†

25	Statement of Eligibility of Trustee†

†              Previously filed.

CROSS-REFERENCE TABLE

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.8; 7.10; 11.2
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.6
	(b)	11.3
	(c)	11.3
313	(a)	7.6
	(b)(1)	N.A.
	(b)(2)	7.6
	(c)	11.2
	(d)	7.6
314	(a)	4.2; 11.2
	(b)	N.A.
	(c)(1)	11.4
	(c)(2)	11.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.5
	(f)	4.3
315	(a)	7.1	(b)
	(b)	7.5; 11.2
	(c)	7.1	(a)
	(d)	7.1	(c)
	(e)	6.11
316	(a)(last sentence)	2.10
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.5
318	(a)	11.1

N.A. means not applicable.

* This Cross-Reference Table is not part of the Indenture.